Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of March 22, 2010, by and between TECHWELL, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, in its capacity as Rights Agent (the “Rights Agent”), is made with reference to the following facts:

A.    The Company and the Rights Agent entered into that certain Rights Agreement dated as of August 4, 2009 (the “Agreement”) in order to implement a stockholder rights plan as more fully described therein.  Terms with initial letters capitalized that are not otherwise defined herein shall have their respective meanings as set forth in the Agreement.

B.    The Board of Directors of the Company has determined that it is in the best interests of the Company to enter into that certain Agreement and Plan of Merger dated as of March 22, 2010 (the “Merger Agreement”), by and among the Company, Intersil Corporation, a Delaware corporation (“Parent”), and Navajo Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), pursuant to which the Company will be acquired by and become a subsidiary of Parent.

C.    Pursuant to the Merger Agreement, among other things, (i) Purchaser will make a tender offer (the “Offer”), pursuant to a Tender and Voting Agreement to be entered into by and among Parent, Purchaser, the Company and certain stockholders of the Company (collectively, the “Tender Agreements”), to purchase any and all of the outstanding shares of common stock, par value $0.001 per share, of the Company and (b) after the consummation of the Offer, Purchaser will merge with and into the Company, with the Company as the surviving corporation and continuing as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware.

D.    There is not as of the date hereof any Acquiring Person and no Distribution Date has occurred under the Agreement.

E.     The Company desires to amend the Agreement to:  (i) to render the Agreement inapplicable to the Merger Agreement, the Offer, the Merger (as defined in the Merger Agreement) and the other transactions contemplated thereby; (ii) ensure that (A) none of Parent, Purchaser nor any of their Affiliates or Associates will become an Acquiring Person pursuant to the Agreement and (B) none of a Stock Acquisition Date, a Distribution Date or a Triggering Event shall occur, in the case of clauses (A) or (B), by reason of the approval or execution of the Merger Agreement, or the announcement or consummation of the Offer, the Merger, the Merger Agreement, the Tender Agreements or the other transactions contemplated thereby; and (iii) provide that the Final Expiration Date of the Agreement shall occur immediately prior to the effective time of the Merger.

F.     All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, pursuant to Section 27 of the Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Agreement as follows:

1.     Amendment of Section 1(a).  The definition of “Acquiring Person” set forth in Section 1(a) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Intersil Corporation (“Parent”) or Navajo Merger Sub, Inc. (“Purchaser”), or any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of any of the following (each such event, an “Exempt Event”): (i) the approval, execution or delivery of the Agreement and Plan of Merger dated as of March 22, 2010, by and among Parent, Purchaser and the Company, as may be amended from time to time (the “Merger Agreement”), (ii) the tender offer (the “Offer”) by Purchaser for all of the outstanding Common Stock of the Company as contemplated by the Merger Agreement, (iii) the consummation of the Offer or the Merger (as defined in the Merger Agreement) as contemplated by the Merger Agreement, (iv) the entry by certain stockholders of the Company into Tender and Voting Agreements by and between each of such stockholders, Purchaser, Parent and the Company pursuant to the Offer as contemplated by the Merger Agreement, (v) the consummation of any of the other transactions contemplated in the Merger Agreement, or (vi) the public announcement of any of the foregoing.”

2.     Amendment of Section 1(g).  The definition of “Distribution Date” set forth in Section 1(g) of the Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, the Distribution Date shall not be deemed to have occurred as a result of any Exempt Event.”

3.     Amendment of Section 1(i).  The definition of “Final Expiration Date” set forth in Section 1(i) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(i)  “Final Expiration Date” shall mean, for all purposes of this Agreement, the earliest to occur of:  (i) Close of Business on August 3, 2019; provided, however, that if a Distribution Date has not occurred prior thereto, the Final Expiration Date shall mean the earliest to occur of any of the following if and to the extent such events occur:  (a) the Close of Business on the date of the Company’s annual stockholders’ meeting in 2010 in the event that this Agreement is not ratified by the Company’s stockholders at or prior to such meeting; and (b) the Close of Business on the date of any Company annual stockholders’ meeting following the meeting in 2010 in the event that at least three successive such meetings shall have occurred at any time following the meeting in 2010 without this Agreement being ratified at least once by the Company’s stockholders, as well as the Board, during the three-year period represented by such meetings (inclusive in such three-year period, for this purpose, of the date on which the third such meeting takes place); or (ii) immediately prior to the Effective Time (as defined in the Merger Agreement).”

4.     Amendment of Section 1(o).  Section 1(o) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, the Stock Acquisition Date shall not be deemed to have occurred as a result of any Exempt Event.”

5.     Amendment of Section 1(r).  Section 1(r) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred as a result of any Exempt Event.”

6.     Amendment of Section 11(a).  Section 11(a) of the Agreement is amended to add the following clause (iv):

“(iv)        Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 11(a) shall not apply to any Exempt Event, and no Exempt Event shall be deemed to be a Section 11 Event or to cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11.”

7.     Amendment of Section 13.  Section 13 of the Agreement is amended to add the following subsection (e):

“(e)         Notwithstanding anything in this Agreement to the contrary, no Exempt Event shall be deemed to be a Section 13 Event or to cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”

8.     Amendment of Section 22.  Section 22 of the Agreement is amended to add the following language “in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company” immediately before the word “to” and after the word “and” in the first sentence thereof.

9.     Amendment to Add Section 36.  The Agreement is amended to add a new Section 36, which shall read in its entirety as follows:

“36.  Termination and Notice.  Notwithstanding anything to the contrary contained in this Agreement:  (i) this Agreement shall terminate and the Rights shall expire and be of no further force and effect immediately prior to the Effective Time (as defined in the Merger Agreement); and (ii) no Triggering Event shall be deemed to occur under this Agreement as a result of (w) the execution of the Merger Agreement, (x) the Offer, (y) the consummation of the Offer or the Merger (as defined in the Merger Agreement) or any of the other transactions contemplated by the Merger Agreement or (z) any other Exempt Event.  The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Effective Time and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following.  Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Effective Time has not occurred.”

10.   Agreement as Amended.  The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.  Except as set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

11.   Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

12.   Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state.

13.   Severability.  If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.   Descriptive Headings.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

TECHWELL, INC.

By:	/s/ Mark Voll
Name:	Mark Voll
Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President